Exhibit 99.1

FOR:                                                                                                                     NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:                                                                                 Cory McQueen

Vice President and

Chief Financial Officer

(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2012 Q3 RESULTS

PARK CITY, Utah, July 26, 2012/PRNewswire/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2012 third quarter ended June 30, 2012.  Net sales for the fiscal 2012 third quarter were $49.6 million compared to $47.5 million for the same quarter of fiscal 2011.  For the third quarter of fiscal 2012, net income was $3.4 million, or $0.34 diluted earnings per share, compared to net income of $3.9 million, or $0.38 diluted earnings per share, for the same quarter of fiscal 2011.  Net income for the third quarter of fiscal 2012 included a non-cash intangible asset impairment charge of $0.6 million, net of tax, or $0.06 per diluted share, related to the consolidation of our Alan James Group™ brand into our Body Gold® brand.  The charge represented the entire carrying amount of the Alan James Group™ brand.  We believe this brand consolidation provides increased operational efficiencies and synergies and will enhance certain customer relationships.

Net sales for the nine months ended June 30, 2012 were $150.1 million compared to $142.2 million for the same period in fiscal 2011.  For the nine months ended June 30, 2012, net income was $11.6 million (including the $0.6 million, net of tax, intangible asset impairment charge), or $1.16 diluted earnings per share (including the intangible asset impairment charge of $0.06 per diluted share), compared to net income of $12.4 million, or $1.19 per diluted share, for the same period of fiscal 2011.

Operating cash flow for the nine months ended June 30, 2012 was $23.4 million compared to $21.3 million for the same period of fiscal 2011.  This operating cash flow was primarily used to invest $12.2 million in acquisitions of natural product businesses, $7.1 million in purchases of property and equipment and $5.4 million in repurchases of common stock.

Bill Gay, chairman and chief executive officer, commented, “Our Fiscal 2012 third quarter net sales growth of 4.5% was primarily a result of acquisitions made during the last year.  Growth would have been stronger if it were not for net sales decreases in our international markets and a softening of domestic sales in June.  Cash flow and Adjusted EBITDA remain strong despite costs related to acquisitions that impact our financials.  We are focused on increasing utilization of our manufacturing facilities to enhance our operating margins.  We continue to evaluate opportunities to reduce marketing, sales and administrative expenses following acquisitions.”

Mr. Gay stated, “We believe that the overall health and natural product market remains solid.  Our business and growth strategy remains focused on identifying and acquiring the right small to medium sized businesses to complement our existing brands and our customers’ needs.  Our current distribution model is best utilized by offering our customers within the health and natural foods channel a comprehensive collection of products focused on nutritional supplements, personal care and selected foods.  We appreciate the continuing support we have from our investors and employees in building our business.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands including Solaray®, KAL®, Nature’s Life®, LifeTime®, Natural Balance®, bioAllers®, Herbs for Kids™, NaturalCare®, Health from the Sun®, Life-flo®, Organix South®, Pioneer® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Fresh Vitamins™, Granola’s™, Nature’s Discount™ and Warehouse Vitamins™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 6,000 SKUs, including approximately 700 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, (ii) unavailability of desirable acquisitions or inability to complete them, (iii) increased costs, including from increased raw material or energy prices, (iv) changes in general worldwide economic or political conditions, (v) adverse publicity or negative consumer perception regarding nutritional supplements, (vi) issues with obtaining raw materials of adequate quality or quantity, (vii) litigation and claims, including product liability, intellectual property and other types,  (viii) disruptions from or following acquisitions including the loss of customers, (ix) increased competition, (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (xi) the loss of key personnel or the inability to manage our operations efficiently, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) insurance coverage issues, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies, and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

© 2012 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	June 30,	September 30,
	2012	2011
Assets
Current assets, net	$67,653	$62,069
Property, plant and equipment, net	74,440	72,094
Goodwill	14,752	8,853
Other non-current assets, net	28,409	28,649
	$185,254	$171,665

Liabilities and Stockholders’ Equity
Current liabilities	$21,856	$19,737
Long-term liabilities	36,669	32,253
Stockholders’ equity	126,729	119,675
	$185,254	$171,665

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2012	2011	2012	2011
Net sales	$49,607	$47,453	$150,106	$142,245
Cost of sales	24,878	23,546	75,131	69,462
Gross profit	24,729	23,907	74,975	72,783
Operating expenses
Selling, general and administrative	17,987	17,076	53,783	51,323
Amortization of intangible assets	493	419	1,438	1,213
Impairment of intangible asset	850	—	850	—
Income from operations	5,399	6,412	18,904	20,247
Interest and other expense, net	388	293	1,124	802
Income before provision for income taxes	5,011	6,119	17,780	19,445
Provision for income taxes	1,659	2,174	6,187	7,001

Net income	$3,352	$3,945	$11,593	$12,444

Net income per common share
Basic	$0.34	$0.38	$1.17	$1.20
Diluted	0.34	0.38	1.16	1.19

Weighted average common shares outstanding
Basic	9,849,674	10,302,791	9,944,865	10,350,808
Diluted	9,872,078	10,365,783	9,960,100	10,417,839

NUTRACEUTICAL INTERNATIONAL CORPORATION

ADJUSTED EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended June 30,		Nine months ended June 30,
	2012	2011	2012	2011

Net income	$3,352	$3,945	$11,593	$12,444
Provision for income taxes	1,659	2,174	6,187	7,001
Interest and other expense, net (1)	388	293	1,124	802
Depreciation and amortization	2,203	2,023	6,411	5,998
Impairment of intangible asset (2)	850	—	850	—

Adjusted EBITDA	$8,452	$8,435	$26,165	$26,245

(1)          Includes amortization of deferred financing fees.

(2)          A non-cash intangible asset impairment charge of $850 related to the consolidation of the Alan James Group™ brand into the Body Gold® brand was recorded for the three months and nine months ended June 30, 2012.

Non-GAAP Financial Measures

Adjusted EBITDA (a non-GAAP measure) is defined in our debt covenants and performance measures as earnings before net interest and other expense, taxes, depreciation, amortization and intangible asset impairment.  We believe that Adjusted EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance.  Adjusted EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation.  Furthermore, Adjusted EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.